Exhibit Number 10.19
PAYMENT AMOUNT/FREQUENCY MODIFICATION

The undersigned ("Customer(s)") hereby requests, and Associated Bank ("Bank") agrees to modify note number - 7403011/9001 dated Sept. 30, 1998 as follows:

Despite the "Loan Amount" of $9,150,000.00 shown on the face of the note, only $6,589,201.24 was advanced at closing. The required payment on the note will be $47,627.07, due on November 1, 1998, and every first day of month thereafter, until the note is (1) paid in full, (except when the final amount due is less than the required payment amount per this modification, in which case the amount due will be the required payment), or (2) a balloon payment is due, whichever occurs first. Bank shall upon 2 days prior notice from customer, advance any or all of the previously unadvanced portion of the Loan Amount. The monthly loan payment will be reviewed and adjusted quarterly as additional funds are disbursed under the loan. The new quarterly payment will amortize the new loan balance over the remaining months of the initial 25 year amortization at the then current note rate (7.25% fixed for 7 years).

ALL OTHER TERMS AND CONDITIONS, INCLUDING CREDIT LIFE AND ACCIDENT
AND HEALTH
INSURANCE COVERAGE, IF APPLICABLE, REMAIN UNCHANGED.

Dated: October 2, 1998

Decade Companies Income Properties, a Limited Partnership
By: Decade Companies, General Partner     (Seal)

By: /s/ Jeffrey Keierleber
    Jeffrey Keierleber
    Customer


ACCEPTED BY:

/s/Clark Rasmussen
Bank Authorized Signature